Exhibit 99.1

NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Olathe, Kansas (September 10, 2012) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications worldwide, today announced its financial results for the first quarter ended July 31, 2012.

Sales for the quarter were $4,257,000, a decrease of 25%, or $1,416,000, from $5,673,000 in the first quarter of fiscal 2012.

Operating loss for the quarter was $228,000, a decline of $617,000, compared to operating income of $389,000 for the same quarter in the prior year.

The Company’s net loss was $161,000, or $0.04 per diluted share, for the quarter ended July 31, 2012.  For the quarter ended July 31, 2011, net income was $213,000, or $0.05 per diluted share.

Sales of proprietary products and services were $1,703,000 for the quarter ended July 31, 2012, a decrease of 28%, or $660,000.    Sales of wireless remote monitoring solutions decreased approximately 41%, or $661,000, from the prior fiscal year.  The decrease in overall sales of remote monitoring equipment and services was driven by a slowdown in customer orders received and shipped during the period.  The Company’s industrial data communication solutions posted a sales increase of $99,000, or 85%, as compared to the previous fiscal year.  This increase was the direct result of increased sales and marketing efforts to the existing customer base and an active pursuit of new customers for the Director series products.  The Company’s mobile data acquisition solutions, encompassing Radix handheld computers and eXtremeTAG RFID solutions, reported a sales decrease of approximately 20% over the prior fiscal year primarily as a result of fewer shipments of

Radix computer hardware due to the prolonged weakness of international economic conditions that continue to impact many of the Company’s largest international customers.

Sales for the Company’s Electronic Manufacturing Services (“EMS”) business segment decreased approximately 24% to $2,554,000 for the quarter ended July 31, 2012 from $3,310,000 in the prior fiscal year period.   The decrease of approximately $756,000 in EMS sales resulted from reduced sales to certain existing customers combined with the Company's elimination of certain lower margin customers stemming from its focus on enhancing EMS gross margins.

The Company anticipates that as a result of new products in development and investments in sales and marketing, revenues from the Company’s proprietary products including its wireless remote monitoring solutions, industrial data communications, and mobile data acquisition systems, will increase over the next few quarters.  Although EMS sales posted a decline in the current period, additional sales and marketing efforts have been undertaken to focus on customers that can benefit from the Company’s proprietary technology solutions and these efforts should begin to generate growth in the EMS segment over the longer term.

Total backlog at July 31, 2012 was approximately $8,175,000, an increase of $270,000 from a total backlog of $7,905,000 on April 30, 2012.

Gross margin for the three-month period ended July 31, 2012 was approximately 33%, or $1,389,000, versus 35%, or $2,004,000 for the quarter ended July 31, 2011.  The decrease in both gross margin percentage and dollars was a function of the overall decrease in sales of both proprietary products and electronic manufacturing services.

Total selling, general and administrative expenses were approximately $1,617,000 during the three-month period ended July 31, 2012, relatively unchanged from the $1,615,000 in the comparable period of the prior fiscal year.  Decreases in both general and administrative expenses and sales and marketing costs were offset by an increase in research and development expenses.  The decrease in general and administrative costs was primarily the result of reductions in professional fees and personnel expenses.  Research and development investments increased by $64,000 over the prior year as additional investments in engineering and product design resources were engaged in new product development.  Sales and marketing expenses decreased $14,000 during the quarterly period due to the elimination of a sales management position and the hiring of additional salespeople.  This reallocation of personnel resources led to an overall reduction in sales and marketing expenses while expanding the Company’s overall sales force.

Karl B. Gemperli, Chief Executive Officer, stated, "Although the level of new orders received was consistent with recent quarters, continued economic weakness in the industrial sectors that contain much of our customer base resulted in a decrease in shipments across all of our product lines relative to the first quarter of last year.  We consider investments in people, systems, and capabilities to be vital for our sustained growth and our ability to acquire new customers.  We believe that the product development, marketing, and sales activities we are currently engaged in will expand applications for our products and technologies into new industry segments and developing international markets.  Although the continuing uncertainty in world markets and the tentative nature of any domestic recovery continue to present challenges, we are optimistic about the future and anticipate positive trends in both revenues and earnings during the coming quarters.”

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy, agriculture, safety and security systems, water management, and transportation.  Elecsys proprietary equipment and services encompass wireless remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and equipment under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies and integrated display modules for multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2012. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

# # #

Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,
	2012	2011
Sales	$4,257	$5,673
Cost of products sold	2,868	3,669
Gross margin	1,389	2,004

Selling, general and administrative expenses:
Research and development expense	406	342
Selling and marketing expense	524	538
General and administrative expense	687	735
Total selling, general and administrative expenses	1,617	1,615

Operating (loss) income	(228)	389

Financial income (expense):
Interest expense	(21)	(57)
Other income (expense), net	--	--
	(21)	(57)

Net (loss) income before income taxes	(249)	332

Income tax (benefit) expense	(88)	119

Net (loss) income	$(161)	$213

Net (loss) income per share information:
Basic	$(0.04)	$0.06
Diluted	$(0.04)	$0.05

Weighted average common shares outstanding:
Basic	3,885	3,789
Diluted	3,885	3,930

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	July 31, 2012	April 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$77	$136
Accounts receivable, net	1,700	2,631
Inventories, net	5,884	5,940
Other current assets	921	826
Total current assets	8,582	9,533

Property and equipment, net	5,255	5,295

Goodwill	1,942	1,942
Intangible assets, net	1,836	1,886
Other assets, net	50	51
Total assets	$17,665	$18,707

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$871	$825
Accrued expenses	1,240	1,393
Income taxes payable	--	5
Current maturities of long-term debt	183	181
Total current liabilities	2,404	2,404

Deferred taxes	483	485
Long-term debt, less current maturities	2,758	3,554

Stockholders' equity:
Common stock	39	39
Additional paid-in capital	11,193	11,166
Retained earnings	898	1,059
Total stockholders' equity	12,130	12,264
Total liabilities and stockholders' equity	$17,665	$18,707